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                                                                     EXHIBIT 11


                             COMPUTATION OF INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE
                    (In thousands, except per share amounts)


                                                     Three Months Ended
                                                         October 31,
                                                 --------------------------
                                                    1995            1996
                                                 ----------      ----------
   PRIMARY INCOME PER SHARE:

   Weighted average shares of common stock
      outstanding (1)                                17,399          18,382
                                                 ==========      ==========

   Primary income per share                      $      .10      $      .28
                                                 ==========      ==========

   FULLY DILUTED INCOME PER SHARE:

   Weighted average shares of common stock
      outstanding (1)                                17,399          18,382

   Shares issuable from assumed conversion of:
      Warrants                                           13             174
      Stock options                                       4             394
                                                 ----------      ----------

   Weighted average shares of common
      stock outstanding, as adjusted                 17,416          18,950
                                                 ==========      ==========

   Fully diluted income per share                $      .10(2)   $      .27
                                                 ==========      ==========

   NET INCOME FOR PRIMARY AND
      FULLY DILUTED COMPUTATION:

   Net income                                    $    1,690      $    5,168
                                                 ==========      ==========


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(1)    Weighted average shares of common stock outstanding for all periods have been restated to include Exchangeable Stock (See Note 2 of Notes to the Consolidated Financial Statements) on an equivalent share basis.
(2) This calculation is submitted in accordance with Item 601(b)11 of Regulation S-K although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because warrants and options result in dilution of less than 3%.